Exhibit (a)(5)(b)

Comtech Extends Tender Offer for Radyne Corporation

Melville, NY – June 23, 2008: Comtech Telecommunications Corp. (“Comtech”) (NASDAQ:CMTL) announced today that Comtech TA Corp., a wholly-owned subsidiary of Comtech, has extended the expiration for its tender offer to purchase all issued and outstanding shares of common stock, par value $.001 per share (“Shares”), of Radyne Corporation (“Radyne”) (NASDAQ: RADN), at a price of $11.50 per Share, to 12:00 midnight, New York City time, on Tuesday, July 15, 2008. Based on a preliminary count by the depositary for the tender offer, as of the close of business on June 20, 2008 (the date on which the tender offer was scheduled to expire), a total of 16,712,593 Shares, which represent approximately 88% of the Shares subject to the tender offer, have been tendered and not withdrawn pursuant to the tender offer and an additional 847,083 Shares were guaranteed to be delivered within the next three days. Comtech also announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is scheduled to expire at 11:59 P.M. on Monday, June 30, 2008, unless earlier terminated by the Antitrust Division of the U.S. Department of Justice or Comtech receives a request for additional information or documentary material from the Antitrust Division prior to that time.

About Comtech Telecommunications Corp.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. Comtech believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable or ineffective. Comtech conducts business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. Comtech sells products to a diverse customer base in the global commercial and government communications markets. Comtech believes it is a leader in the market segments that it serves.

Additional Information about the Transaction and Where to Find It

The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Radyne. Comtech has filed a tender offer statement with the U.S. Securities and Exchange Commission (the "SEC"). Investors and Radyne security holders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement filed by Radyne with the SEC, because they contain important information. These documents are available at no charge on the SEC's website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents may be obtained free of charge by directing a written request to: Comtech Telecommunications Corp., 68 South Service Road, Suite 230, Melville, New York 11747, Attention: Investor Relations.

Cautionary Statement Regarding Forward-Looking Statements

Certain information in this press release may contain forward-looking statements, including but not limited to, information relating to Comtech's future performance and financial condition, plans and objectives of Comtech's management and Comtech's assumptions regarding such future performance, financial condition, plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under Comtech's control which may cause actual results, future performance and financial condition, and achievement of plans and objectives of Comtech's management to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include: the risk that the tender offer or merger may not be consummated for reasons including that the conditions precedent to the completion of those transactions may not be satisfied, timing of receipt of, and Comtech's performance on, new orders that can cause significant fluctuations in net sales and operating results, the timing and funding of government contracts, adjustments to gross profits on long-term contracts, risks associated with international sales, rapid technological change, evolving industry standards, frequent new product announcements and enhancements, changing customer demands, changes in prevailing economic and political conditions, risks associated with the subpoena from the U.S. Immigration and Customs Enforcement branch of the Department of Homeland Security, and other factors described in Comtech's filings with the SEC.

Media Contacts:
Michael Porcelain, Senior Vice President and Chief Financial Officer
Jerome Kapelus, Senior Vice President, Strategy and Business Development
(631) 962-7000
Info@comtechtel.com